UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 22, 2025

TFS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

United States of America	001-33390	52-2054948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 Broadway Ave.,	Cleveland,	Ohio	44105
(Address of principle executive offices)			(Zip Code)
Registrant's telephone number, including area code (216) 441-6000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange in which registered
Common Stock, par value $0.01 per share	TFSL	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Special One-Time Retention Award

    On December 18, 2025, TFS Financial Corporation (the “Company”) granted a special one-time equity award (the “Retention Award”) to Marc Stefanski, the Company’s Chairman, President and Chief Executive Officer. The Retention Award was unanimously approved by the Company’s Compensation Committee and by the independent members of the Board of Directors and consists of 215,200 restricted stock units (“RSUs”), with a grant date value of $3.1 million that are subject to five-year cliff vesting, and 322,800 performance stock units (“PSUs”), with a grant date value of $4.6 million that are subject to the Company’s achievement of performance goals and five-year cliff vesting. The Retention Award was granted under the Company’s Amended and Restated 2008 Equity Incentive Plan. Each RSU and PSU represents the right to receive one share of the Company’s common stock upon vesting. The Retention Award consists of 60% PSUs and 40% RSUs.

The Retention Award was designed to directly incentivize Mr. Stefanski’s leadership for the next five years in order to protect and enhance long-term shareholder value and preserve the continuity of the core management team and build upon the succession plans of the Company. The Compensation Committee and Board determined to grant the Retention Award at this time based on its assessment of Mr. Stefanski’s contributions, and the importance of retaining and motivating Mr. Stefanski, whose leadership is valued by the Board, employees, investors, customers and business partners. The Compensation Committee and independent Board members in unanimously approving the Retention Award considered Mr. Stefanski’s industry knowledge, skill sets in executive management, knowledge of, familiarity with and business reputation in the markets served by the Company and the Company’s business operations uniquely qualify him to lead the Company.

In determining the appropriateness of granting the Retention Award, the Compensation Committee and the independent Board members received relevant information and benchmarking data from Exequity LLP, the Compensation Committee’s independent compensation consultant.

The RSUs issued under the Retention Award will not vest until December 10, 2030, subject to Mr. Stefanski’s continuous service, and with certain limited exceptions, such as death and disability. In the event of Mr. Stefanski’s termination of employment due to death or disability, all RSUs will fully vest. In the event of an involuntary termination with or without cause or a voluntary termination, the unvested RSUs will be forfeited. Notably, and unlike the Company’s historical equity incentive compensation program, the Retention Award does not include any retirement vesting provisions. RSUs include dividend-equivalent rights, which will vest (become payable) at the same time and subject to the same conditions as the RSUs. The RSUs are subject to the Company’s standard provisions for forfeiture and clawback provisions.

The PSUs issued under the Retention Award will not vest until December 10, 2030, subject to Mr. Stefanski’s continuous service, and with certain limited exceptions, such as vesting upon death and disability. In the event of Mr. Stefanski’s termination of employment due to death or disability, all PSUs will fully vest. In the event of an involuntary termination with or without cause or a voluntary termination, the unvested PSUs will be forfeited. Notably, and unlike the Company’s historical equity incentive compensation program, the Retention Award does not include any retirement vesting provisions. The PSUs will be earned over five fiscal years, commencing on October 1, 2025 and ending on September 30, 2030, with twenty percent (20%) of the PSUs earned each fiscal year provided that the Company’s reported return on average assets is achieved at a level of 0.55% or higher for the respective fiscal year. PSUs will accrue dividend equivalent rights to the extent the underlying PSUs vest. Any PSUs determined as earned during the performance periods, and any dividend equivalent rights, will be paid at the end of (and subject to) the vesting period. The PSUs are subject to the Company’s standard provisions for forfeiture and clawback provisions.

Additional Terms and Requirements

The Award is subject to post-employment restrictions against competition, the solicitation of clients and employees of the Company, and the use or disclosure of confidential information.

The foregoing summary of the Retention Award is qualified in all respects by reference to the text of the award agreements that govern the Retention Award. A copy of the award agreements are attached as Exhibit 10.1 and 10.2 to this Current Report and are incorporated into this Item 5.02 by reference.

FORM 8-K EXHIBIT INDEX

Exhibit No.

10.1    RSU Award Agreement
10.2    PSU Award Agreement
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)
Date: December 22, 2025	By:	/s/ Meredith S. Weil
Meredith S. Weil
Chief Financial Officer